Exhibit 99.3

April 17, 2007

FOR
Enpath Medical, Inc. 2300 Berkshire Lane North Minneapolis, Minnesota 55441 (NASDAQ: NPTH)

CONTACT
Scott Youngstrom, CFO (763) 951-8211 syoungstrom@enpathmed.com

ENPATH MEDICAL APPOINTS INDUSTRY VETERAN AS NEW GENERAL MANAGER
Anthony Headley Named Vice President & General Manager for Leads & Catheter Products

MINNEAPOLIS, April 17, 2007 – Enpath Medical, Inc. (Nasdaq: NPTH), a leading developer and manufacturer of introducers and other proprietary therapeutic device delivery products, announced today that F. Anthony Headley, Jr. (age 40) has been named Vice President & General Manager for Enpath’s stimulation leads and advanced steerable catheter product lines.  Mr. Headley started his new position on Monday, April 16, 2007 and reports directly to John C. Hertig, Enpath’s Chief Executive Officer.  Most recently, Mr. Headley served as Director of Research and Development at Boston Scientific Corporation and oversaw the Endoscopy Division’s Advanced Stenting product lines including the development of the WallFlex™ stent platform for a variety of gastrointestinal applications

“We have achieved good success increasing our articulating catheter yields and implementing lean manufacturing initiatives within our stimulation lead operations during the past year and are very excited about the leadership Anthony will provide for the Leads and Catheter group at Enpath,” said John  C. Hertig, Chief Executive Officer.  “Our leads and catheters product line revenues accounted for approximately $11.5 million of our $36.8 million in 2006 revenues and we believe Anthony’s background in medical device research and development and operations is an excellent fit for our business.  He will enhance our experienced and talented senior management team and we look forward to his contributions.”

Mr. Headley, a professional engineer, brings 15 years of expertise in research and development and operations from his tenure with several companies.  Prior to Mr. Headley’s experience at Boston Scientific Corporation, he held positions at Parvacure Medical, Auxis Inc., and Boston Scientific — Symbiosis where he served as Engineering & Operations Manager for the Radial Jaw™ biopsy forceps products.  Mr. Headley earned his Bachelor of Science in Mechanical Engineering and his Masters of Science in Mechanical Engineering from Georgia Institute of Technology.

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies. Its proprietary products include venous vessel introducers, articulating and fixed curve delivery catheters, epicardial and endocardial stimulation leads, and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation markets. Its products, which are primarily finished goods, are sold worldwide through partnering relationships with other medical device companies.

Safe Harbor

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein. All forward-looking statements involve risks and uncertainties. A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-K for the year ended December 31, 2006, as well as in our quarterly reports on Form 10-Q and Current Reports on Form 8-K. Among the factors that could cause results to differ materially are the following: Enpath’s dependence upon a limited number of key customers for its revenue; Enpath’s ability to successfully protect its intellectual property against misappropriation or claims of infringement by third parties including its ability to successfully resolve, or defend itself in, pending litigation; the ability of Enpath’s customers to successfully develop and market therapies that utilize the Company’s advanced delivery systems; Enpath’s ability to effectively manufacture its products, specifically steerable catheters, in anticipated required quantities; Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; government regulatory matters; economic conditions; and Enpath’s ability to raise capital. All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements. In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.